Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-103581) and Form S-8 (No. 333-111860) of Cascade Corporation of our report dated March 24, 2004 relating to the financial statements and the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Portland, Oregon

April 5, 2004